FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: August 9, 2018

MAXIMUS Reports Fiscal Year 2018 Third Quarter Results
- Company to Increase Quarterly Cash Dividend to $0.25 per Share -

(RESTON, Va. - August 9, 2018) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and nine months ended June 30, 2018.

Highlights for the third quarter of fiscal year 2018 include:

•	Revenue of $597.9 million compared to $600.4 million reported for the same period last year

•	Diluted earnings per share of $0.91 compared to $0.86 for the same period last year

•	Cash flows from operations of $72.5 million and free cash flow of $64.1 million

•	Year-to-date signed contract awards of $2.0 billion and contracts pending (awarded but unsigned) of
$779.4 million at June 30, 2018

•	Sales pipeline of $2.9 billion at June 30, 2018

•	An expansion of the Company's share repurchase program of up to $200 million and the purchase of 995,000 shares in the quarter

•
Today, the Company announced a significant increase to the quarterly cash dividend from the current payout of $0.045 per share to $0.25 per share, which is a yield of approximately 1.5%, effective November 2018.

For the third quarter of fiscal 2018, revenue totaled $597.9 million as compared to $600.4 million reported for the same period last year. Organic growth in the Health Services Segment offset expected revenue declines in the U.S. Federal Services and Human Services Segments.

Financial results in the third quarter benefited from several change orders which provided a $15.5 million uplift to revenue and operating income. The change orders were signed and recorded in the third quarter, but the related costs were incurred in prior periods. The change order benefit was offset by certain large contracts in the Health Services Segment that were recently renewed and reset, as well as by the ongoing startup of contracts in the Human Services Segment.

As a result, for the third quarter of fiscal 2018, operating income totaled $82.6 million, yielding an operating margin of 13.8%.

For the third quarter of fiscal 2018, net income attributable to MAXIMUS totaled $59.9 million (or $0.91 of diluted earnings per share). This compares to fiscal 2017 third quarter diluted earnings per share of $0.86.

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Health Services Segment
Health Services Segment revenue for the third quarter of fiscal 2018 increased 7% to $359.1 million compared to $335.1 million reported for the same period last year. The increase in revenue was driven by organic growth, including $13.7 million from the aforementioned change orders.

Operating margin for the third quarter of fiscal 2018 was 17.8% compared to 15.4% reported for the prior-year period. The accretive change orders were offset by forecasted changes on several sizable contracts that were rebid, extended or the option periods were exercised where the contracts have commenced service and are in the early cycles of program and margin maturity. Excluding the change orders, Health Services Segment operating margin would have been 14.5% in the third quarter of fiscal 2018.

U.S. Federal Services Segment
As expected, U.S. Federal Services Segment revenue for the third quarter of fiscal 2018 decreased 15% to $112.2 million compared to $131.6 million reported for the same period last year. As previously disclosed, the lower revenue was largely due to contracts that ended.

Operating margin for the third quarter of fiscal 2018 was 13.3% compared to 12.1% reported for the prior-year period. The increase in operating margin was driven by higher volumes on a couple of performance-based contracts.

Human Services Segment
Human Services Segment revenue for the third quarter of fiscal 2018 decreased 5% to $126.6 million compared to $133.8 million reported for the same period last year due to the wind-down of several contracts both domestically and internationally, including the Work Programme and Work Choice contracts in the U.K. which are set to end in fiscal 2019. Third quarter revenue and operating income benefited from a $1.8 million change order that was disclosed last quarter.

Operating margin for the third quarter of fiscal 2018 was 5.9% compared to 12.2% reported for the prior-year period. As expected, operating margin was tempered by a number of new contracts that are in the start-up phase but performing as expected. On a normalized basis, excluding the benefit of the change order and the unfavorable impact from the contracts in startup, operating margin would have been 6.4% in the third quarter of fiscal 2018.

Sales and Pipeline
Year-to-date signed contract awards at June 30, 2018, totaled $2.0 billion and contracts pending (awarded but unsigned) totaled $779.4 million.

The sales pipeline at June 30, 2018, was $2.9 billion (comprised of approximately $0.5 billion in proposals pending, $0.7 billion in proposals in preparation, and $1.6 billion in opportunities tracking). This compares to a pipeline of $3.0 billion at March 31, 2018. The sequential decline reflects the conversion of pipeline into new awards during the quarter.

Balance Sheet and Cash Flows
Cash and cash equivalents at June 30, 2018, totaled $229.0 million. The Company also has $20.2 million in short-term investments that mature in October 2018. For the three months ended June 30, 2018, cash flows from operations totaled $72.5 million, with free cash flow of $64.1 million.

At June 30, 2018, days sales outstanding (DSO) were 66 and consistent with the prior year.

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On June 25, 2018, the Company announced an expansion to its board-authorized share repurchase program with an increase of up to $200 million. During the third quarter, MAXIMUS repurchased 995,000 shares of common stock for $61.6 million.

On May 31, 2018, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On July 12, 2018, the Company announced a $0.045 per share cash dividend, payable on August 31, 2018, to shareholders of record on August 15, 2018.

The Board of Directors also announced today its intent to increase the Company's quarterly cash dividend effective in November 2018. The quarterly cash dividend will increase to $0.25 per share or $1.00 per share per year which is an approximate yield of 1.5%.

Outlook
MAXIMUS is reiterating its fiscal 2018 revenue and earnings guidance. The Company expects revenue to range between $2.400 billion and $2.440 billion and GAAP diluted earnings per share to range from $3.30 to $3.40 for fiscal 2018.

Bruce Caswell, President and Chief Executive Officer of MAXIMUS, commented, "With several recent new wins and new programs in the start-up phase, we are focused on excellent execution and strong cash generation, driving innovation through digital solutions to simplify citizen engagement with critical programs and effectively balancing resources in geographies where full employment has reduced volumes in certain programs we operate. We have made meaningful progress on our strategic initiatives and execution against our long-term plan. As with any guiding strategy, it will continue to evolve so that we can meet the needs of our clients and capitalize on emerging opportunities."

Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, August 9, 2018, at 9:00 a.m. (ET). The call is open to the public and is available by webcast at http://investor.maximus.com or by phone at:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 23, 2018. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13681729

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 20,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, Saudi Arabia, Singapore and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace,

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

In this news release, we use the following non-GAAP measures: organic revenue growth, constant currency movement and free cash flow. A description of these measures, including a description of our use of these measures and our methodology for calculating them, is included in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017. We have included a reconciliation of free cash flow to cash flows from operations in this news release.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, acquisitions, technology-driven innovations, digital transformation, market demand or acceptance of the Company’s current or future products or services, are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenue	$597,855	$600,447	$1,833,790	$1,830,058
Cost of revenue	443,171	448,258	1,378,343	1,380,734
Gross profit	154,684	152,189	455,447	449,324
Selling, general and administrative expenses	69,588	68,308	211,706	202,302
Amortization of intangible assets	2,525	2,720	7,846	9,508
Restructuring costs	—	—	2,320	2,242
Gain on sale of a business	—	650	—	650
Operating income	82,571	81,811	233,575	235,922
Interest expense	85	458	410	2,051
Other income, net	2,249	1,306	3,928	1,986
Income before income taxes	84,735	82,659	237,093	235,857
Provision for income taxes	24,493	24,871	61,793	78,643
Net income	60,242	57,788	175,300	157,214
Income attributable to noncontrolling interests	381	870	856	1,117
Net income attributable to MAXIMUS	$59,861	$56,918	$174,444	$156,097
Basic earnings per share attributable to MAXIMUS	$0.91	$0.87	$2.65	$2.38
Diluted earnings per share attributable to MAXIMUS	$0.91	$0.86	$2.64	$2.36
Dividends paid per share	$0.045	$0.045	$0.135	$0.135
Weighted average shares outstanding:
Basic	65,630	65,571	65,777	65,637
Diluted	65,925	66,082	66,131	66,023

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MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2018	September 30, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$229,021	$166,252
Short-term investments	20,166	—
Accounts receivable — billed and billable	398,751	394,338
Accounts receivable — unbilled	36,155	36,475
Income taxes receivable	5,480	4,528
Prepaid expenses and other current assets	49,703	55,649
Total current assets	739,276	657,242
Property and equipment, net	84,944	101,651
Capitalized software, net	22,379	26,748
Goodwill	400,904	402,976
Intangible assets, net	90,693	98,769
Deferred contract costs, net	14,025	16,298
Deferred compensation plan assets	33,184	28,548
Deferred income taxes	7,502	7,691
Other assets	8,152	10,739
Total assets	$1,401,059	$1,350,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$98,486	$122,083
Accrued compensation and benefits	80,049	105,667
Deferred revenue	50,739	71,722
Income taxes payable	3,595	4,703
Other liabilities	11,177	12,091
Total current liabilities	244,046	316,266
Deferred revenue, less current portion	22,601	28,182
Deferred income taxes	29,090	20,106
Deferred compensation plan liabilities, less current portion	32,354	30,707
Other liabilities	17,221	9,633
Total liabilities	345,312	404,894
Shareholders’ equity:
Common stock, no par value	491,852	475,592
Accumulated other comprehensive loss	(34,894)	(27,619)
Retained earnings	594,901	492,112
Total MAXIMUS shareholders’ equity	1,051,859	940,085
Noncontrolling interests	3,888	5,683
Total equity	1,055,747	945,768
Total liabilities and equity	$1,401,059	$1,350,662

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MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operations:
Net income	$60,242	$57,788	$175,300	$157,214
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	12,828	13,449	39,902	43,416
Amortization of intangible assets	2,525	2,720	7,846	9,508
Deferred income taxes	18,053	14,335	8,874	8,614
Stock compensation expense	4,389	5,588	15,713	15,822
Gain on sale of a business	—	(650)	—	(650)

Change in assets and liabilities:
Accounts receivable — billed and billable	11,733	57,993	(6,789)	68,023
Accounts receivable — unbilled	5,042	(3,822)	312	(7,267)
Prepaid expenses and other current assets	(3,020)	(1,568)	5,506	5,944
Deferred contract costs	446	116	2,240	1,114
Accounts payable and accrued liabilities	(20,525)	(19,694)	(23,696)	(37,413)
Accrued compensation and benefits	(444)	4,590	(15,835)	(1,703)
Deferred revenue	(1,939)	(417)	(25,728)	(16,270)
Income taxes	(12,721)	(15,345)	5,913	5,370
Other assets and liabilities	(4,118)	166	(498)	375
Cash flows from operations	72,491	115,249	189,060	252,097

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(8,377)	(6,113)	(21,552)	(19,088)
Acquisition of part of noncontrolling interest	—	—	(157)	—
Proceeds from the sale of a business	—	650	—	1,035
Purchases of short-term investments	(19,996)	—	(19,996)	—
Other	92	267	275	485
Cash used in investing activities	(28,281)	(5,196)	(41,430)	(17,568)

Cash flows from financing activities:
Cash dividends paid to MAXIMUS shareholders	(2,936)	(2,917)	(8,801)	(8,754)
Repurchases of common stock	(60,949)	—	(61,987)	(28,858)
Tax withholding related to RSU vesting	—	—	(8,529)	(9,267)
Borrowings under credit facility	10,000	20,000	134,683	155,000
Repayment of credit facility and other long-term debt	(10,034)	(120,074)	(134,786)	(304,902)
Stock option exercises	—	370	—	370
Other	(1,928)	(80)	(4,058)	(1,225)
Cash used in financing activities	(65,847)	(102,701)	(83,478)	(197,636)

Effect of exchange rate changes on cash and cash equivalents	(2,569)	2,164	(1,383)	1,286

Net increase in cash and cash equivalents	(24,206)	9,516	62,769	38,179

Cash and cash equivalents, beginning of period	253,227	94,862	166,252	66,199

Cash and cash equivalents, end of period	$229,021	$104,378	$229,021	$104,378

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MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2018	% (1)	2017	% (1)	2018	% (1)	2017	% (1)
Revenue:
Health Services	$359,050	100%	$335,090	100%	$1,076,773	100%	$1,024,813	100%
U.S. Federal Services	112,226	100%	131,589	100%	361,536	100%	418,257	100%
Human Services	126,579	100%	133,768	100%	395,481	100%	386,988	100%
Total	$597,855	100%	$600,447	100%	$1,833,790	100%	$1,830,058	100%

Gross Profit:
Health Services	$97,254	27.1%	$83,269	24.8%	$286,517	26.6%	$247,957	24.2%
U.S. Federal Services	32,276	28.8%	33,627	25.6%	93,008	25.7%	107,774	25.8%
Human Services	25,154	19.9%	35,293	26.4%	75,922	19.2%	93,593	24.2%
Total	$154,684	25.9%	$152,189	25.3%	$455,447	24.8%	$449,324	24.6%

Selling, general, and administrative expense:
Health Services	$33,472	9.3%	$31,716	9.5%	$102,078	9.5%	$89,737	8.8%
U.S. Federal Services	17,399	15.5%	17,757	13.5%	51,587	14.3%	56,379	13.5%
Human Services	17,685	14.0%	18,925	14.1%	57,009	14.4%	55,827	14.4%
Other (2)	1,032	NM	(90)	NM	1,032	NM	359	NM
Total (3)	$69,588	11.6%	$68,308	11.4%	$211,706	11.5%	$202,302	11.1%

Operating income:
Health Services	$63,782	17.8%	$51,553	15.4%	$184,439	17.1%	$158,220	15.4%
U.S. Federal Services	14,877	13.3%	15,870	12.1%	41,421	11.5%	51,395	12.3%
Human Services	7,469	5.9%	16,368	12.2%	18,913	4.8%	37,766	9.8%
Amortization of intangible assets	(2,525)	NM	(2,720)	NM	(7,846)	NM	(9,508)	NM
Restructuring costs (4)	—	NM	—	NM	(2,320)	NM	(2,242)	NM
Gain on sale of a business (5)	—	NM	650	NM	—	NM	650	NM
Other (2)	(1,032)	NM	90	NM	(1,032)	NM	(359)	NM
Total	$82,571	13.8%	$81,811	13.6%	$233,575	12.7%	$235,922	12.9%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
Other costs and credits relate to selling, general and administrative expenses (SG&A) that do not relate directly to segment business activities. The majority of charges recorded in the periods above relate to two proposed disallowances by the Centers for Medicare and Medicaid Services.

(3)
During fiscal year 2018, we updated our methodology for allocation of costs which resulted in certain costs which had been within cost of revenue now being classified as SG&A. If we had utilized the same methodology in fiscal year 2018 as we had in fiscal year 2017, we estimate that SG&A would have been lower by approximately $1.0 million and $3.5 million during the three and nine months ended June 30, 2018, respectively.

(4)	During fiscal years 2018 and 2017, we incurred costs in restructuring our United Kingdom human services business.

(5)	In May 2016, we sold our K-12 Education business. In June 2017, we finalized the sale price and recognized a corresponding gain on sale.

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MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operations	$72,491	$115,249	$189,060	$252,097
Purchases of property and equipment and capitalized software costs	(8,377)	(6,113)	(21,552)	(19,088)
Free cash flow	$64,114	$109,136	$167,508	$233,009

-XXX-

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